The information in this Prospectus Supplement is not complete and may be changed. We will deliver a final Prospectus Supplement and Prospectus to purchasers of these securities. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Rule 424(b)(5) Prospectus Registration No. 333-43404

SUBJECT TO COMPLETION, DATED AUGUST 28, 2000

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 10, 2000)

[CONVERGYS CORPORATION LOGO]

$100,000,000

Convergys Corporation

Medium-Term Notes, Series A

         We may use this prospectus supplement to offer medium-term notes from time to time.

      We will provide the final terms for each note in a pricing supplement. The following terms may apply to the notes:

•	They may have maturities of nine months or more.

•	They may be subject to redemption or repayment at the option of us or the holder.

•	They will be denominated in U.S. dollars unless otherwise specified by us and described in a pricing supplement.

•	They may bear interest at a fixed or floating interest rate. Certain notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in a pricing supplement:

—  CD Rate

—  Commercial Paper Rate

—  Federal Funds Rate

—  LIBOR

—  EUROLIBOR

—  Treasury Rate

—  Prime Rate

—  CMT Rate

—	Another Base Rate specified in the

pricing supplement

•	They may be issued as indexed notes.

•	They may be issued in certificated or book-entry form.

•	Interest will be paid on fixed rate notes on March 31 and September 30 of each year.

•	Interest will be paid on floating rate notes on dates determined at the time of issuance.

•	They will be issued in minimum denominations of $1,000, or equivalent if issued in a currency other than U.S. dollars, and increased in multiples of $1,000.

      We will receive between $99,875,000 and $99,250,000 of the proceeds from the sale of the notes after paying the Agents’ commissions of between $125,000 and $750,000. The exact proceeds to us will be set at the time of issuance. We do not expect that any of the notes will be listed on an exchange, and a market for any particular series of note may not develop.

       See “Foreign Currency Risks” beginning on page S-5 for a discussion of certain risks that should be considered in connection with an investment in the notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Salomon Smith Barney

Chase Securities Inc.

Banc of America Securities LLC

Banc One Capital Markets, Inc.

August   , 2000

SUMMARY
FOREIGN CURRENCY RISKS
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ABOUT THIS PROSPECTUS
FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
CONVERGYS CORPORATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED SHARES
DESCRIPTION OF DEBT WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are offering to sell the Notes only in places where sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

Prospectus Supplement

Summary	S-	3

Foreign Currency Risks	S-	4

Description of the Notes	S-	5

Certain United States Federal Income Tax Considerations	S-	25

Plan of Distribution	S-	34

Prospectus

About This Prospectus	2

Forward-Looking Information	2

Where You Can Find More Information	2

Convergys Corporation	3

Use of Proceeds	3

Ratio of Earnings to Fixed Charges	3

Description of Capital Stock	4

Description of Debt Securities	4

Description of Warrants to Purchase Common Shares or Preferred Shares	13

Description of Debt Warrants	14

Plan of Distribution	15

Legal Matters	16

Experts	16

Summary

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, in the accompanying prospectus, in the applicable pricing supplement and in the financial statements and other documents incorporated by reference.

General Terms of the Notes

      We may offer from time to time up to U.S. $100,000,000, or the equivalent of this amount in other currencies, of the Notes described in this prospectus supplement. We refer to the offering of the Notes as our Medium-Term Note Program. The following summary describes the Notes we are offering under this program in general terms only.

•	The Notes will mature nine months or more from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

•	The Notes will bear interest at either a fixed rate, which may be zero in the case of Notes issued at an original issue discount, or a floating rate.

•	The Notes will be issued in U.S. dollars, unless we specify otherwise in the applicable pricing supplement.

•	The Notes may be either redeemed by us or repaid at your option, if specified in the applicable pricing supplement.

•	Payments of principal and/or interest on the Notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

•	We may issue amortizing Notes that pay amounts in respect of both interest and principal amortized over the life of the Notes.

•	The Notes will be held in global form by The Depository Trust Company (“DTC”), unless we specify otherwise in the applicable pricing supplement.

•	The Notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

Forms of Securities

      The securities that we offer under our Medium-Term Note Program will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of DTC, as Depository under the Indenture, unless the applicable pricing supplement specifies that the securities will be represented by certificates issued in definitive form. For information on DTC’s book-entry system, see “Description of the Notes — Form, Denomination and Registration — Book-Entry Note” below.

FOREIGN CURRENCY RISKS

      You should consult your financial and legal advisors as to any specific risks entailed by an investment in Notes that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These Notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

      The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the Notes. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect the Securities’ Value or Return

      Securities Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risk. An investment in a Note that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.

      Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile, and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of the Note on a U.S. dollar basis and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked Note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that Note.

      We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country’s central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (a) Notes denominated or payable in currencies other than U.S. dollars and (b) currency-linked Notes.

      We will not make any adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

      Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any Note not denominated in U.S. dollars would not be available when payments on that Note are due.

      Alternative Payment Method Used If Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any Note is not available because the Euro has been substituted for that currency, we would make the payments in Euros. The mechanisms for making payments in these alternative currencies are explained in “Description of Notes — Interest and Principal Payments” below.

      We Will Provide Currency Exchange Information In Pricing Supplements.  The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any Note denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments On Some Securities

      The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated Note to be made in U.S. dollars or (2) payments on a U.S. dollar denominated Note to be made in a currency other than U.S. dollars. In these cases The Chase Manhattan Bank in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.

Exchange Rates May Affect the Value Of a New York Judgment Involving Non-U.S. Dollar Securities

      The Notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which Notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk during litigation.

      Additional risks specific to particular securities issued under our Medium-Term Note Program will be detailed in the applicable pricing supplements.

DESCRIPTION OF THE NOTES

      We will issue Notes under an Indenture, dated as of •, 2000 (as amended, modified or supplemented from time to time, the “Indenture”), between us and The Chase Manhattan Trust Company, N.A., as trustee (the “Trustee”), selected portions of which we have summarized below. The summary is not complete. The Indenture has been filed as an exhibit to the Registration Statement. You should read the Indenture provisions that may be important to you. Terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus or the Indenture. This description of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities and the Indenture set forth in the accompanying prospectus under the heading “Description of Debt Securities.” The Notes are “Debt Securities” as the term is used in the accompanying prospectus. The term “Debt Securities,” as used under this caption, refers to all Debt Securities issuable from time to time under the Indenture.

General Terms of Notes

      The Notes will constitute a single series under the Indenture, together with any medium-term notes we issue in the future under the Indenture that we designate as being part of that series.

Ranking

      The Notes will be senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, as described in “Description of Debt Securities” in the accompanying prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. Debt Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized for each series. We may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the Notes offered by this prospectus supplement.

Terms Specified in Pricing Supplements

      A pricing supplement will specify the following terms of any issuance of the Notes to the extent applicable:

•	the specific designation of the Notes;

•	the issue price;

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the scheduled maturity date and any terms related to any extension of the maturity date;

•	whether the Notes are fixed rate Notes, floating rate Notes, Notes with original issue discount and/or amortizing Notes;

•	for fixed rate Notes, the rate per year at which the Notes will bear interest, if any, or the method of calculating that rate and the date or dates on which interest will be payable;

•	for floating rate Notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the Notes;

•	if the Notes are amortizing Notes, the amortization schedule;

•	whether the Notes may be called, or redeemed, in whole or in part, at our option or repaid at your option prior to the scheduled maturity date, and the terms of any redemption or repayment;

•	whether the Notes are currency-linked Notes and/or Notes linked to commodity prices, single securities, baskets of securities or indices;

•	if any Notes are not denominated and payable in U.S. dollars, the currency or, currencies or composite currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•	whether the Notes will be listed on any stock exchange;

•	whether the Notes will be issued in book-entry or certificated form; and

•	any other terms on which we will issue the Notes.

Some Definitions

      We have defined some of the terms that we use frequently in this prospectus supplement below:

      A “business day” means any day, other than a Saturday or Sunday, which is both (a) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York and (y) for Notes denominated in a specified currency other than U.S. dollars or Euros, in the principal financial center (as defined below) of the country of the specified currency and (b) for Notes denominated in Euros, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as “TARGET,” is operating; provided that with respect to Notes as to which LIBOR is the base rate, the day must also be a London banking day (as defined below).

      “Euro LIBOR Notes” means LIBOR Notes for which the index currency is Euros.

      An “interest payment date” for any Note means a date on which, under the terms of that Note, regularly scheduled interest is payable.

      “London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

      “Principal financial center” means, as applicable: the capital city of the country issuing the specified currency; or the capital city of the country to which the index currency (as defined under “Base Rates — LIBOR Notes” below) relates; provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the principal financial center shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the index currency), Johannesburg and Zurich, respectively.

      The “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

      “TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

      References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

Form, Denomination and Registration

      We will offer the Notes on a continuing basis and will issue Notes only in fully registered form either as book-entry Notes or as certificated Notes.

     Book-Entry Notes

      For Notes in book-entry form, we will issue one or more global certificates representing the entire issue of Notes. The Notes will be deposited with, or on behalf of, DTC. The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

      Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“direct participants”) or persons such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interests of persons other than direct participants).

      So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the Indenture referred to herein).

      Payments on global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee will credit direct participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by direct participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

      Transfers between direct and indirect participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

      We believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such direct participant or participants has or have given such direction.

      The Indenture provides that if:

•	DTC notifies us that it is unwilling or unable to continue as Depository, or if DTC is no longer legally qualified to serve in that capacity, and a successor depository is not appointed by us within 90 days of written notice, or,

•	we decide to discontinue use of the system of book-entry transfers through the Depository or its successor, or

•	an Event of Default with respect to the Notes shall have occurred and be continuing,

the global notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as DTC shall instruct the Trustee. It is expected that such instructions may be based upon directions received by DTC from direct participants with respect to ownership of beneficial interests in global notes.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among direct and indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

      According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Certificated Notes

      If we issue Notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the Note. The person named in the Debt Security Register will be considered the owner of the Note for all purposes under the Indenture. For example, if we need to ask the holders of the Notes to vote on a proposed amendment to the Notes, the person named in the Debt Security Register will be asked to cast any vote regarding that Note. If you have chosen to have some other entity hold a certificate for you, that entity will be considered the owner of your Note in our records and will be entitled to cast the vote regarding your Note. You may not exchange certificated Notes for book-entry Notes or interests in book-entry Notes.

     Denominations

      We will issue the Notes:

•	for U.S. dollar-denominated Notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

•	for Notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “— Interest and Principal Payments — Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

Interest and Principal Payments

     Payments, Exchanges and Transfers

      Holders may present Notes for payment of principal, premium, if any, and interest, if any, register the transfer of the Notes and exchange the Notes at the agency maintained by us for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth above under “Form, Denomination and Registration — Book-Entry Notes.” On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the Notes is The Chase Manhattan Trust Company, National Association, acting through its corporate trust office at 250 West Huron Road, Room 220, Second Floor, Cleveland, Ohio 44113. We refer to The Chase Manhattan Trust Company, National Association, acting in this capacity, as the “paying agent.”

      No service charge will be made for any registration, transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of Notes.

      Although we anticipate making payments of principal, premium, if any, and interest, if any, on most Notes in U.S. dollars, some Notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on Notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a Note payable in Euros will be made by credit or transfer to a Euro account specified by the payee in a country for which the Euro is the lawful currency.

     Recipients of Payments

      The paying agent will pay interest to the person in whose name the Note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the Note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a Note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing Note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

     Book-Entry Notes

      The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry Notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry Notes as shown on the records of DTC. We also expect that payments by DTC’s participants to owners of beneficial interests in the book-entry Notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

     Certificated Notes

      Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the Debt Security Register; or

•	for a holder of at least $10,000,000 in aggregate principal amount of certificated Notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice providing wire transfer instructions to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

      U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a Note will be made in immediately available funds against presentation and surrender of the Note.

     Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency

      Book-entry Notes payable in a specified currency other than U.S. dollars may provide that a beneficial owner of interests in those Notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, DTC will elect to receive all payments with respect to the beneficial owner’s interest in the Notes in U.S. dollars, unless the beneficial owner takes the following steps:

•	The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry Notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a Note payable in Euros, the account must be a Euro account in a country for which the Euro is the lawful currency.

•	The participant must notify DTC of the beneficial owner’s election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•	DTC will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

      Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to DTC.

     Payment Procedures for Certificated Notes Denominated in a Foreign Currency

      For certificated Notes payable in a specified currency other than U.S. dollars, the Notes may provide that the holder may elect to receive all or a portion of the payments on those Notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day after the applicable record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

      To revoke this election for all or a portion of the payments on the certificated Notes, the holder must send written notice to the paying agent:

•	at least five business days prior to the applicable record date, for payment of interest; or

•	at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

      If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated Notes:

•	by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a Note payable in Euros, in a country for which the Euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the Debt Security Register, if the holder has not provided wire instructions.

      However, the paying agent will only pay the principal of the certificated Notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated Notes at the office or agency of the paying agent.

     Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency

      The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry Notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New

York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of Notes; and

•	at which the applicable dealer commits to execute a contract.

      One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of Notes will pay all currency exchange costs by deductions from the amounts payable on the Notes.

     Unavailability of Foreign Currency

      The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any Note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the Notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any Note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.” If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to those holders or beneficial owners of Notes and at which the applicable dealer commits to execute a contract.

      One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

      These provisions do not apply if a specified currency is unavailable because it has been replaced by the Euro. If the Euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected Notes, pay the principal of, premium, if any, or interest, if any, on any Note denominated in the specified currency in Euros instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in Euros as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Discount Notes

      Some Notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See “Certain United States Federal Income Tax Considerations — Discount Notes” below. If the principal of any Note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under “Description of Debt Securities — Events of Default” in the prospectus, the amount of principal due and payable on that Note will be as described in the applicable pricing supplement.

      See the applicable pricing supplement for any special considerations applicable to these Notes.

Fixed Rate Notes

      Each fixed rate Note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

     How Interest is Calculated

      Interest on fixed rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     How Interest Accrues

      Interest on fixed rate Notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date is Not a Business Day.”

     When Interest is Paid

      Payments of interest on fixed rate Notes will be made on the interest payment dates or scheduled maturity date specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     Amount of Interest Payable

      Interest payments for fixed rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

     If a Payment Date is Not a Business Day

      If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

     Amortizing Notes

      A fixed rate Note may pay amounts in respect of both interest and principal amortized over the life of the Note. Payments of principal and interest on amortizing Notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing Notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing Note.

Floating Rate Notes

      Each floating rate Note will mature on the date specified in the applicable pricing supplement. Each floating rate Note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

•	the CD rate,

•	the CMT rate,

•	the commercial paper rate,

•	EURIBOR,

•	the federal funds rate,

•	LIBOR,

•	the prime rate,

•	the Treasury rate, or

•	any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate Note.

     Formula for Interest Rates

      The interest rate on each floating rate Note will be calculated by reference to:

•	the specified base rate based on the index maturity,

•	plus or minus the spread, if any, and/or

•	multiplied by the spread multiplier, if any.

      For any floating rate Note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate Note. The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate Note.

     Limitations on Interest Rate

      A floating rate Note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate;”

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

      Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

      In addition, the interest rate on a floating rate Note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     How Floating Interest Rates are Reset

      The interest rate in effect from the date of issue to the first interest reset date for a floating rate Note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate Note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

•	for CD rate Notes, commercial paper rate Notes, federal funds rate Notes, prime rate Notes and CMT rate Notes, the interest determination date will be the second business day prior to the interest reset date;

•	for EURIBOR Notes or Euro LIBOR Notes, the interest determination date will be the second TARGET Settlement Day, as defined under “— General Terms of Notes — Some Definitions,” prior to the interest reset date;

•	for LIBOR Notes (other than Euro LIBOR Notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR Note for which the index currency is pounds sterling will be the interest reset date; and

•	for Treasury rate Notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

      Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

      The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate Note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR Note or a LIBOR Note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

      In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

     How Interest is Calculated

      Interest on floating rate Notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date is Not a Business Day.”

      Upon the request of the holder of any floating rate Note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate Note.

      For a floating rate Note, accrued interest will be calculated by multiplying the principal amount of the floating rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

•	by 360, in the case of CD rate Notes, commercial paper rate Notes, EURIBOR Notes, federal funds rate Notes, LIBOR Notes, except for LIBOR Notes denominated in pounds sterling, and prime rate Notes;

•	by 365, in the case of LIBOR Notes denominated in pounds sterling; or

•	by the actual number of days in the year, in the case of Treasury rate Notes and CMT rate Notes.

      For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

      All percentages used in or resulting from any calculation of the rate of interest on a floating rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)) and all U.S. dollar amounts used in or resulting from these calculations on floating rate Notes will be rounded to the nearest cent, with one-half cent rounded upward.

     When Interest is Paid

      We will pay interest on floating rate Notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     If a Payment Date is Not a Business Day

      If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate Note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR Note or a LIBOR Note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate Note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

     Base Rates

      CD Rate Notes — CD rate Notes will bear interest at the interest rates specified in the CD rate Notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      “CD rate” means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (Secondary Market).”

      The following procedures will be followed if the CD rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or such other recognized electronic source used for the purpose of displaying such rate, or any successor site or publication, which is commonly referred to as the “H.15 Daily Update,” for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption “CDs (Secondary Market).”

•	If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      CMT Rate Notes — CMT rate Notes will bear interest at the interest rates specified in the CMT rate Notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The “CMT rate” means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption “ . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15. . . Mondays Approximately 3:45 p.m.,” under the column for the Designated CMT Maturity Index, as defined below, for:

•	the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

•	the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

      The following procedures will be followed if the CMT rate cannot be determined as described above:

•	If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

•	If the rate described in the immediately preceding sentence is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

•	If the information described in the immediately preceding sentence is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a “reference dealer,” in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury Notes,” with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

•	If the calculation agent cannot obtain three Treasury Notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury Notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

•	If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

•	If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      “Designated CMT Telerate Page” means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

      “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated.

      Commercial Paper Rate Notes — Commercial paper rate Notes will bear interest at the interest rates specified in the commercial paper rate Notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading “Commercial Paper — Nonfinancial.”

      The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading “Commercial Paper — Nonfinancial.”

•	If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of

11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

•	If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D × 360	× 100

360 - (D × M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

      EURIBOR Notes — EURIBOR Notes will bear interest at the interest rates specified in the EURIBOR Notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      “EURIBOR” means, for any interest determination date, the rate for deposits in Euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as “Telerate Page 248,” as of 11:00 a.m. (Brussels time).

      The following procedures will be followed if the rate cannot be determined as described above:

•	If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in Euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S. $1 million in Euro that is representative of a single transaction in Euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in Euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S. $1 million in Euro.

•	If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

      “Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

      Federal Funds Rate Notes — Federal funds rate Notes will bear interest at the interest rates specified in the federal funds rate Notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The “federal funds rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 120.”

      The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading “Federal Funds/ Effective Rate.”

•	If that rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•	If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      LIBOR Notes — LIBOR Notes will bear interest at the interest rates specified in the LIBOR Notes and in the applicable pricing supplement. That interest rate will be based on the London interbank offered rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The calculation agent will determine “LIBOR” for each interest determination date as follows:

•	As of the interest determination date, LIBOR will be either:

•	If “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used.

•	If “LIBOR Telerate” is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

•	If fewer than the required number of offered rates appear, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market,

as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•	If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•	If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the Euro is substituted for that currency, the index currency will be the Euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

      “Designated LIBOR Page” means either (a) if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if “LIBOR Telerate” is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

      If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

      Prime Rate Notes — Prime rate Notes will bear interest at the interest rates specified in the prime rate Notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

      The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.”

      The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading “Bank Prime Loan.”

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

•	If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

•	If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      “Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

      Treasury Rate Notes — Treasury rate Notes will bear interest at the interest rates specified in the Treasury rate Notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

      “Treasury rate” means:

•	The rate from the auction held on the applicable interest determination date, which we refer to as the “auction” of direct obligations of the United States, which are commonly referred to as “Treasury Bills” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as “Telerate Page 56” or page 57 or any other page as may replace page 57 on that service, which we refer to as “Telerate Page 57.”

•	If the rate described in the immediately preceding bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High.”

•	If the rate described in the immediately preceding bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury.

•	In the event that the rate referred to in the immediately preceding bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market.”

•	If the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market.”

•	If the rate referred to in the immediately preceding bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

•	If the dealers selected by the calculation agent are not quoting as mentioned in the immediately preceding bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield =	D × N	× 100

360 - (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Exchange Rate Agent and Calculation Agent

      The exchange rate agent and the calculation agent for the Notes will be The Chase Manhattan Bank, unless otherwise specified in the applicable pricing supplement.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

      We may issue Notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These Notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

      We may issue Notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked Notes.” The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked Note is denominated, which we refer to as the “denominated currency;”

•	the currency in which principal on the currency-linked Note will be paid, which we refer to as the “payment currency;”

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.

      The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked Notes will be paid in the denominated currency.

Redemption and Repurchase of Notes

     Optional Redemption by Convergys

      The Notes will not be redeemable by us unless specified in the applicable pricing supplement. If the Notes are redeemable, the pricing supplement will indicate the terms of our option to redeem (or “call”) the Notes. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent and such notice will specify, among other things, the redemption date, the amount to be redeemed and the redemption price. The Notes, except for amortizing Notes, will not be subject to any sinking fund.

     Repayment at Option of Holder

      Holders will not have the option to have us repay the Notes unless specified in the applicable pricing supplement. If applicable, the pricing supplement relating to each Note will indicate that the holder has the option to have us repay the Note (or to “put” the Note to us) on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the Note, together with accrued interest to the date of repayment. For Notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

      For us to repay a Note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

•	the Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed; or

•	a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised and a guarantee that the Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that Note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

      If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

      Exercise of the repayment option by the holder of a Note will be irrevocable.

      The holder may exercise the repayment option for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

     Special Requirements for Optional Repayment of Global Notes

      If a Note is represented by a global Note, DTC or DTC’s nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC’s nominee will timely exercise a right to repayment of a particular Note, the beneficial owner of the Note must instruct the broker or other direct or indirect participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

     Open Market Purchases by Convergys

      We may purchase Notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summary accurately describes the material United States federal income tax consequences of the ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, which we refer to as the “Code,” and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Except as specifically set forth in this section, this summary deals only with Notes purchased by a United States holder, as defined below, at original issuance and held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as insurance companies, financial institutions, regulated investment companies, dealers in securities or foreign currencies, traders in securities that elect the mark-to-market accounting method, persons holding the Notes as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, or United States holders whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of the Notes should consult with their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      As used in this section, the term “United States holder” means a beneficial owner of a Note that is for United States federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise);

•	an estate, the income of which is includible in gross income for United States federal income tax purposes, regardless of its source;

•	a trust with respect to which a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (and, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date); or

•	any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

Payments of Interest on the Notes

      Interest paid on a Note generally will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder’s method of tax accounting. Special rules governing the treatment of interest paid with respect to discount Notes (as defined below), including Notes issued for an amount less than their stated redemption price at maturity, Notes that mature one year or less from their date of issuance and Notes that pay interest annually that are issued less than 15 calendar days before an interest payment date, are described under “Discount Notes” below. Additional rules applicable to discount Notes that are denominated in a specified currency other than the U.S. dollar, or that have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under “Foreign Currency Notes” below.

Discount Notes

      A Note that has an “issue price” that is less than its “stated redemption price at maturity” generally will be considered to have been issued with original issue discount for United States federal income tax purposes, which we refer to as “OID,” unless the difference is less than a specified de minimis amount. Such Notes are referred to below as “discount Notes.” The issue price of each Note in an issue of Notes issued for cash generally will equal the first price at which a substantial amount of those Notes is sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a Note does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a Note is the total of all payments required to be made under the Note other than “qualified stated interest” payments. The term “qualified stated interest” is defined as stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or at a qualifying variable rate. As discussed further below, qualified stated interest generally includes, among other things, stated interest on a “variable rate debt instrument” that is unconditionally payable at least annually at a single qualified floating rate or a rate that is determined using a single fixed formula that is based on objective financial or economic information. If a Note bears interest at other than a qualifying variable rate or has contingent interest, the Note will be treated as issued with OID. In addition, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any “true” discount on such Note (i.e., the excess of the Note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as OID rather than qualified stated interest. The applicable pricing supplement will state whether a particular issue of Notes will constitute an issue of discount Notes.

      A United States holder of a discount Note is required to include qualified stated interest on the Note in income as ordinary interest income at the time it is received or accrued, in accordance with the holder’s method of accounting. In addition, United States holders of discount Notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to that income, regardless of such United States holder’s usual method of accounting. In general, the amount of OID included in income by the initial United States holder of a discount Note is the sum of the daily portions of OID with respect to such discount Note for each day during the taxable year (or portion of the taxable year) during which such United States holder held such discount Note. The “daily portion” of OID on any discount Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period generally is equal to the difference between (i) the product of a discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of a discount Note at the beginning of any accrual period is the sum of the issue price of such discount Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on such discount Note that were not qualified stated interest payments. Under these rules, United States holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

      Under the regulations governing OID (the “OID Regulations”), floating rate Notes and indexed Notes (“Variable Notes”) are subject to special rules whereby a Variable Note will qualify as a “variable rate debt instrument” if (i) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (ii) it provides for stated interest, paid or compounded at least annually, at current values of (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that otherwise would constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

      If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the Note qualifies as a “variable rate debt instrument” under the OID Regulations and if the interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the Note and that qualifies as a “variable rate debt instrument” under the OID Regulations generally will not be treated as having been issued with OID unless the Variable Note is issued at a “true” discount (i.e., at a price below the Note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of OID, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

      In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

      Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general OID rules to the “equivalent” fixed rate debt instrument and a United States holder of the Variable Note will account for such OID and qualified stated interest as if the United States holder held the “equivalent” fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

      Unless specified in the applicable pricing supplement, Notes that bear interest at a floating rate will be treated as “variable rate debt instruments” under the OID Regulations and accordingly, will not be discount Notes. If a Variable Note does not qualify as a “variable rate debt instrument” under the OID Regulations, however, then the Variable Note would be treated as a contingent payment debt obligation. The OID Regulations generally require a United States holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the OID Regulations, any gain recognized by a United States holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of discount Notes will be discussed in the applicable pricing supplement.

      Notes that pay interest annually that are issued less than 15 calendar days before an interest payment date may be treated as discount Notes. United States holders intending to purchase those Notes should refer to the applicable pricing supplement.

      If the amount of OID with respect to a Note is less than the specified de minimis amount, generally 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of amortizing Notes, the weighted average years to maturity), the amount of OID is treated as zero and all stated interest is treated as qualified stated interest. United States holders of Notes with a de minimis amount of OID will generally include this amount in income, as capital gain, as principal payments are made on the Notes.

      Discount Notes may be redeemable prior to maturity at our option, which we refer to as a “call option,” and/or repayable prior to maturity at the option of the holder, which we refer to as a “put option.” Discount Notes containing either or both of these features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase discount Notes with either or both of these features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to either or both of these features since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased Note.

      No payment of interest on a Note that matures one year or less from its date of issuance will be considered qualified stated interest and accordingly that Note will be treated as a discount Note. In general, a United States holder who uses the cash method of tax accounting and who holds a discount Note that matures one year or less from the date of its issuance, which we refer to as a “short-term discount Note,” is not required to accrue OID for United States federal income tax purposes unless the holder elects to do so (but may be required to include stated interest in income as it is received). United States holders who report income for United States federal income tax purposes on the accrual method and other holders, including banks and dealers in securities, are required to accrue OID on those short-term discount Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term discount Note will be ordinary interest income to the extent of the OID accrued on a straight-line basis or, if elected by the holder, under the constant yield method through the date of sale, exchange or retirement. In addition, non-electing United States holders who are not subject to the current inclusion requirement may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term discount Notes until a corresponding amount of income is realized.

      United States holders are permitted to elect to include all interest on a Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes with amortizable bond premium or market discount and United States holders considering this election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

Market Discount

      If a United States holder purchases a Note, other than a discount Note, for an amount that is less than its issue price (or, with respect to a subsequent purchaser, its stated redemption price at maturity) or, in the case of a discount Note, for an amount that is less than its adjusted issue price, the United States holder will be treated as having purchased such Note at a “market discount,” unless this difference is less than a specified de minimis amount.

      Under the market discount rules, a United States holder will be required to treat any partial principal payment or, in the case of a discount Note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of: (i) the amount of the payment or realized gain, or (ii) the market discount that has accrued, but that has not previously been included in income at the time of payment or disposition.

      Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States holder elects to accrue market discount on a constant interest basis. The Clinton Administration’s budget proposal for fiscal year 2001 includes a proposal that would require holders of Notes that use the accrual method of accounting to include market discount in income as it accrues under a constant yield method. The yield for purposes of accruing market discount would be limited to the greater of (i) the original yield to maturity of the Note plus five percentage points or (ii) the applicable federal rate at the time the holder acquired the Note plus five percentage points. The proposal would be effective for Notes acquired on or after the date of enactment.

      A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note until the maturity of the Note or its earlier disposition, except in connection with certain nonrecognition transactions. A United States holder may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of cash payments on the Note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest. The election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the Internal Revenue Service.

Premium

      A United States holder who purchases a discount Note for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Note at an “acquisition premium” within the meaning of the Code. Under the acquisition premium rules, the amount of OID which the holder must include in its gross income with respect to the Note for any taxable year, or for the part of a taxable year in which the United States holder holds the discount Note, will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      If a United States holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, that holder will be considered to have purchased the Note with “amortizable bond premium” equal in amount to that excess, and may elect, in accordance with applicable Code provisions, to amortize this premium using a constant yield method based on the applicable compounding period over the remaining term of the Note and may offset interest otherwise required to be included in income in respect of the Note during any taxable year by the amortized amount of that excess for the taxable year. However, if the Note may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

Sale, Exchange or Retirement of the Notes

      Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the United States holder’s adjusted tax basis in the Note. For these purposes, the amount realized on the sale, exchange or retirement of a Note does not include any amount attributable to accrued interest or, in the case of a discount Note, accrued qualified stated interest, which will be taxable as interest unless previously taken into account. A United States holder’s adjusted tax basis in a Note generally will equal the cost of the Note to that holder, increased by the amounts of any market discount and OID previously included in income by the holder with respect to the Note and reduced by any amortized bond premium and any payments other than qualified stated interested payments.

      Subject to the discussion under “Foreign Currency Notes” below, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss, except to the extent of any accrued market discount or, in the case of a short-term discount Note, any accrued OID which the United States holder has not previously included in income, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and generally are subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisor concerning these tax law provisions.

Foreign Currency Notes

     Payments of Interest in a Foreign Currency

      Cash Method. A United States holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a Note (other than previously accrued OID or market discount) in a currency other than U.S. dollars (a “Foreign Currency”) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States holder’s tax basis in such Foreign Currency.

      Accrual Method. A United States holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including OID or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A United States holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a United States holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the United States holder and may not be changed without the consent of the Internal Revenue Service. A United States holder should consult a tax advisor before making the above election. A United States holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     Purchase, Sale and Retirement of Notes

      A United States holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States holder’s tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

      Except as discussed above with respect to short-term discount Notes, upon the sale, exchange or retirement of a Note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States holder’s adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the United States holder’s income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such United States holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in “Payments of Interest in a Foreign Currency” above. If a United States holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of the Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis United States holder (or, upon election, an accrual basis United States holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A United States holder’s adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or OID previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A United States holder’s tax basis in a Note, and the amount of any subsequent adjustments to such holder’s tax basis, generally will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

      Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the United States holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the United States holder on the sale, exchange or retirement of the Note.

     Original Issue Discount

      In the case of a discount Note (including a short-term discount Note), (i) OID is determined in units of the Foreign Currency, (ii) accrued OID is translated into U.S. dollars as described in “Payments of Interest in a Foreign Currency — Accrual Method” above and (iii) the amount of Foreign Currency gain or loss on the accrued OID is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of OID accrued, as translated above.

     Market Discount and Premium

      In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a United States holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in “Payments of Interest in a Foreign Currency — Accrual Method” above with respect to computation of exchange gain or loss on accrued interest.

      With respect to a Note acquired with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. A United States holder generally will recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

Notes Linked to Currencies, Commodity Prices, Single Securities, Baskets of Securities or Indices

      The United States federal income tax consequences to a United States holder of the ownership and disposition of Notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with us, baskets of those securities or indices will vary depending upon the exact terms of the Notes and related factors. Prospective investors in these Notes should carefully examine the applicable pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of the Notes.

Non-United States Holders

      If a non-United States holder receives payments on the Notes that are not effectively connected with the conduct of a United States trade or business, the non-United States Holder will not be subject to the 30% U.S. withholding tax that generally applies to payments of interest to non-United States persons on registered debt issued by United States persons, as long as the non-United States Holder (i) is not a 10% or greater shareholder of the issuer, (ii) provides the issuer or its withholding agent with appropriate documentation of the non-United States holder’s foreign status on Internal Revenue Service Form W-8 or successor form, (iii) is not a “controlled foreign corporation,” within the meaning of the federal income tax laws, that is related, directly or indirectly, to the issuer, and (iv) is not a bank receiving interest on a loan made in the ordinary course of its business. If a non-United States holder does not meet the requirements set forth in the previous sentence, U.S. income tax will be withheld at the rate of 30% on the gross amount of any interest payments made on the Notes unless either (i) a lower treaty rate applies and the non-United States holder files the required form evidencing eligibility for that reduced rate with the issuer or its paying agent or (ii) the non-United States holder files Internal Revenue Service Form 4224 or successor form with the issuer or its paying agent claiming that the interest is effectively connected with the conduct of a United States trade or business.

      The Treasury Department has issued final regulations that modify the manner in which the issuer will comply with the withholding requirements. Those regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules.

      If payments received by a non-United States holder with respect to the Notes are treated as effectively connected with the conduct of a United States trade or business, the non-United States holder generally will be subject to federal income tax on the payments at graduated rates, in the same manner as United States holders are taxed with respect to such payments (and also may be subject to the 30% branch profits tax in the case of a non-United States holder that is a corporation).

      Non-United States holders generally will not be subject to United States federal income taxation (including U.S. withholding tax) on any gain or income realized upon the sale, exchange, retirement or other disposition of the Notes unless (i) such gain or income is effectively connected with the non-United States holder’s conduct of a U.S. trade or business, in which case the non-U.S Holder will be subject to the same treatment as U.S. Holders with respect to such gain or income, or (ii) the non-United States holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other tax requirements are met, in which case the non-United States holder will incur a 30% tax on the gain.

      The Notes will not be includible in the estate of a non-United States holder unless the individual is a direct or indirect 10% or greater shareholder of the issuer or, at the time of such individual’s death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a United States holder must be reported to the Internal Revenue Service, unless the United States holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-United States holders who are not exempt recipients.

      In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-United States holder, certifies that such seller is a non-United States holder (and certain other conditions are met). Such a sale must also be reported by the broker to the Internal Revenue Service, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-United States status (and certain other conditions are met). Certification of the registered owner’s non-United States status would be made normally on Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the Internal Revenue Service.

      As noted above, the Treasury Department has issued regulations which make modifications to the withholding, backup withholding and information reporting rules described above. Those regulations attempt to unify certification requirements and modify reliance standards and generally will be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

      The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

      We are offering the Notes on a continuing basis through Salomon Smith Barney Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc. and Chase Securities Inc. to which we refer individually as an “Agent” and, together, as the “Agents.” Each Agent has agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase securities. We will pay an Agent, in connection with sales of these securities resulting from a solicitation that Agent made or an offer to purchase that Agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the Agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

      We may also sell the Notes to an Agent, as principal for its own account at discounts to be agreed upon at the time of sale. That Agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the applicable pricing supplement. An Agent may offer the Notes it has purchased as principal to other dealers. That Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of Notes that an Agent is to resell (in the case of Notes to be resold at a fixed public offering price), the Agent may change the public offering price, the concession and the discount.

      Each of the Agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the Agents for specified expenses.

      Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the Notes on a national securities exchange, but have been advised by the Agents that they intend to make a market in these securities, as applicable laws and regulations permit. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

      In connection with the offering of the Notes, the Agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Agents engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

      Some of the Agents or their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to us and our affiliates. To the extent that the proceeds of any offering of the Notes are used to repay indebtedness owed to affiliates of the Agents, such offerings will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. The trustee is an affiliate of Chase Securities, Inc.

      We may from time to time offer the Notes through or sell the Notes to an agent other than the Agents. Any such additional agent will participate in the distribution of the Notes on the same terms as the Agents.

PROSPECTUS

Convergys Corporation

      By this prospectus, Convergys may offer, from time to time, a total of up to $500,000,000 of securities, which may include common shares, preferred shares, debt securities, warrants to purchase common shares, warrants to purchase preferred shares and/or warrants to purchase debt securities.

      Convergys will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 10, 2000

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Convergys filed with the Securities and Exchange Commission under the shelf registration process. Convergys may sell common shares, preferred shares, debt securities, warrants to purchase common shares, warrants to purchase preferred shares and warrants to purchase debt securities for up to $500,000,000 under this prospectus. The total sales of all securities sold under this prospectus, however, may not exceed $500,000,000. This prospectus provides you with a general description of the securities Convergys may offer. Each time Convergys sells securities, Convergys will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated by reference include in this prospectus “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). The PSLRA provides a “safe harbor” for those statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this prospectus or incorporated by reference are forward-looking. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements represent management’s current expectations and are inherently uncertain. Investors are warned that our actual results may differ significantly from management’s expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the factors described in the prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities in Washington, D.C., New York, New York or Chicago, Illinois. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We are allowed to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the offering of the securities is completed:

•	Annual Report on Form 10-K for the year ended December 31, 1999; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000.

      You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

Investor Relations
Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202
(513) 723-7000

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

CONVERGYS CORPORATION

      Convergys Corporation was formed in 1998 in a spin-off transaction from Cincinnati Bell Inc., now known as Broadwing Inc. We are a leading provider of outsourced information and customer management solutions. By leveraging the strengths of our two operating subsidiaries, Convergys Information Management Group Inc. and Convergys Customer Management Group Inc., we can serve as a single provider capable of addressing a client’s entire range of billing and customer management needs. We focus on developing long-term strategic relationships with clients in industries with complex billing needs or intensive customer service requirements, including telecommunications, cable, cable telephony, broadband, satellite, Internet, utilities, technology, banking and financial services, consumer products, and healthcare and pharmaceuticals. We have developed a large base of recurring revenues by providing value-added billing and customer management solutions for our clients, generally under long-term contracts.

      Our principal executive offices are located at 201 East Fourth Street, Cincinnati, Ohio 45202, and our telephone number is (513) 723-7000. We were organized in Ohio in 1998.

USE OF PROCEEDS

      Unless we otherwise specify in a prospectus supplement, the net proceeds we receive from the sale of the securities offered under this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges:

	Three Months	Year Ended December 31,
	Ended March 31,
	2000	1999	1998	1997	1996	1995

Ratio of Earnings to Fixed Charges(1)	4.98	4.24	2.45	4.47	4.80	1.50

(1)	For these ratios, “earnings” is determined by adding “total fixed charges,” income taxes and minority interest to income from continuing operations after eliminating equity in undistributed earnings. For this purpose, “total fixed charges” consists of (i) interest on all indebtedness and amortization of debt discount and expense and (ii) an estimate of the interest within rental expense. Our ratio of earnings to fixed charges reflects special charges and purchased R&D costs of $47.1 million in 1995, $5.0 million in 1996, $35.0 million in 1997, $42.6 million in 1998 and $8.9 million in 1999. Excluding these special items, our ratio of earnings to fixed charges would have been 3.20 in 1995, 4.96 in 1996, 5.42 in 1997, 3.03 in 1998 and 4.37 in 1999.

DESCRIPTION OF CAPITAL STOCK

      The following summary of common shares and preferred shares of Convergys does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of Ohio law, and by Convergys’ articles of incorporation and regulations, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

      We are authorized to issue 505,000,000 shares of all classes of stock, 500,000,000 of which are common shares, without par value, and 5,000,000 of which are preferred shares, without par value, of which 4,000,000 are voting preferred shares. As of June 30, 2000, there were 153,836,510 common shares issued and outstanding and no preferred shares issued and outstanding. All issued and outstanding common shares are fully paid and nonassessable. Any additional common shares and preferred shares that Convergys issues will be fully paid and nonassessable. No holders of shares of any class of our capital stock have pre-emptive rights nor the right to exercise cumulative voting in the election of directors.

Common Shares

      All common shares are entitled to participate equally in the dividends declared by our Board of Directors and upon liquidation, subject to the prior rights of any preferred shares. All common shares are fully paid and nonassessable. Each shareholder has one vote for each common share registered in the shareholder’s name. Our Board of Directors is divided into three classes as nearly equal in size as the total number of directors constituting the board permits. The shareholders or the directors may fix or change the number of directors from time to time.

Preferred Shares

      Our Board of Directors is authorized to issue preferred shares from time to time in series and to fix the dividend rate and dividend dates, liquidation price, redemption rights and redemption prices, sinking fund requirements, conversion rights, covenants, and certain other rights, preferences and limitations. Each series of preferred shares would rank, with respect to dividends and redemption and liquidation rights, senior to common shares. It is not possible to state the actual effect of the authorization of any series of preferred shares upon the rights of holders of the common shares until our Board of Directors determines the rights of the holders of one or more series of preferred shares. However, possible effects could include (a) restrictions on dividends on common shares, (b) dilution of the voting power of common shares to the extent that the voting preferred shares have voting rights or (c) inability of common shares to share in our assets upon liquidation until satisfaction of any liquidation preference granted to preferred shares.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in each prospectus supplement (and pricing supplement, where applicable) relating to those debt securities. We will also indicate in the prospectus supplement whether the terms and provisions described in this prospectus apply to a particular series of debt securities.

      The debt securities will be issued under an indenture dated as of ••, 2000, between us and Chase Manhattan Trust Company, National Association, as trustee.

      We summarize the indenture below. Because this is only a summary, it does not contain all of the information which may be important to you. A copy of the entire indenture is an exhibit to the registration statement of which this prospectus is a part. When we make parenthetical section references in this prospectus, those are references to sections of the indenture. We incorporate the entire indenture by reference, and encourage you to read the indenture.

General

      The indenture does not limit the aggregate principal amount of debt securities which we may issue and provides that we may issue debt securities under the indenture from time to time in one or more series. (Section 3.1). Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series. (Section 3.1).

      Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

      Terms. Each prospectus supplement will describe the following terms of the debt securities offered by it:

•	the title of the debt securities and the series in which such debt securities are included;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities. (Section 3.1).

      Payments. Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment date. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable. (Sections 3.7 and 10.2).

      Registration, Transfer and Exchange. Unless otherwise stated in the prospectus supplement, the debt securities, duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar requires, may be presented for transfer or exchanged for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or other expenses payable in connection with the transfer or exchange. We will not be required to issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. We have appointed the trustee as the initial security registrar. (Section 3.5). If we elect to replace the security registrar of any series of debt securities, then the new security registrar will be named in the prospectus supplement. (Section 10.2). We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable. (Section 10.2).

      Denominations; Global Securities. Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. (Section 3.2). The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below.

      Payments for Consent. We will not pay any holder of any debt securities for, or as any inducement to, any consent, waiver or amendment of any terms of the debt securities unless we offer the consideration to all holders of the debt securities.

      Additional Unsecured Indebtedness. The indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which we or our subsidiaries may issue. At our option, we may issue additional debt securities, which have substantially similar terms as the debt securities issued under the indenture. Each holder of the additional debt securities would have the right to vote together with the holders of the debt securities issued under the indenture as one class.

      U.S. Federal Income Tax Considerations. We may issue the debt securities as original issue discount securities, bearing no interest or bearing interest at a rate, which, at the time of issuance, is below market rates, to be sold at a substantial discount below their principal amount. We will describe some special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

      If the purchase price of any debt securities is payable in one or more foreign currencies or composite currencies, if any debt securities are denominated in one or more foreign currencies or composite currencies or if any payments on the debt securities are payable in one or more foreign currencies or composite currencies, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or composite currencies in the prospectus supplement.

      Purchases at the Option of Holders. We will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Securities Exchange Act of 1934 that may then be applicable in connection with any obligation to purchase debt securities at the option of the holders. Any obligation to purchase debt securities at the option of the holders applicable to a series of debt securities will be described in the related prospectus supplement.

      Limited Restrictions on Additional Indebtedness. Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under “ — Limitations on Liens,” the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement.

      The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a global security, the depositary for the global security or its nominee will credit to accounts in its book-entry registration and transfer system the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any participants of the depositary or its nominee, as the case may be. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may restrict the persons to whom you may transfer your beneficial interest in a global security.

      As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

      We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assume any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

      We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

      The indenture provides that if

•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee or

•	an event of default with respect to a series of debt securities occurs and continues,

the global securities for that series may be exchanged for registered debt securities in definitive form. (Section 3.5). The definitive debt securities will be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

Certain Restrictions

      For purposes of the lien limitation and sales of capital stock restrictions described below and this definition, a “subsidiary” is an entity of which at least a majority of the interests entitled to vote in the election of directors is owned by any combination of us and our subsidiaries.

      Limitations on Liens. Neither we nor any of our subsidiaries will be permitted to create, issue, incur, assume or guarantee certain types of secured debt, without securing the debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

•	statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the reserve or other appropriate provision, if any, as required by GAAP has been made;

•	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any lien securing letters of credit issued in the ordinary course of business consistent with past practice, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

•	any interest or title of a lessor under any capitalized lease obligation, so long as it does not extend to any property which is not leased property subject to the capitalized lease obligation;

•	purchase money liens securing purchase money indebtedness incurred to finance the acquisition or construction of a property used in a Permitted Business, so long as the related purchase money indebtedness does not exceed the cost of the property or the construction and is not secured by any property other than the property so acquired or constructed;

•	liens upon specific items of inventory or other goods and proceeds of any persons securing that person’s obligations in respect of bankers’ acceptances issued or created for the account of that person to facilitate the purchase, shipment or storage of such inventory or other goods;

•	liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to the letters of credit and products and proceeds of the letters of credit;

•	liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements, including rights of offset and set-off, so long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Federal Reserve Board, and the deposit account is not intended by us or any of our subsidiaries to provide collateral to the depository institution;

•	liens securing hedging obligations that are secured by the same assets as secure the hedging obligations;

•	liens existing on the date of the indenture and liens to secure any refinancing indebtedness which is incurred to refinance any indebtedness which has been secured by a permitted lien so long as the new liens are no less favorable to the holders of the securities and are not more favorable to the lienholders with respect to the liens than the liens in respect of the indebtedness being refinanced, and do not extend to any property or assets other than the property or assets securing the indebtedness refinanced by the refinancing indebtedness;

•	liens in our or our subsidiaries’ favor;

•	liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal, or in respect of which we or one of our subsidiaries at the time in good faith are prosecuting an appeal or proceedings for review and in respect of which we and our subsidiaries have maintained reserves in a satisfactory amount;

•	encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title to real property, landlord’s or lessor’s liens under leases to which we or any subsidiary of us is a party, and other minor liens or encumbrances none of which in our opinion or in the opinion of our subsidiary interferes materially with the use of the property affected in the ordinary conduct of our business or the business of our subsidiary and which defects do not individually or in the aggregate have a material adverse effect on our business and the business of our subsidiaries on a consolidated basis;

•	liens securing indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as the indebtedness is extinguished within five business days of incurrence;

•	liens securing indebtedness of us and our subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case incurred in connection with the disposition of any of our assets or those of any subsidiary of us (other than guarantees of indebtedness incurred by any person acquiring all or any portion of the assets for the purpose of financing the acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any subsidiary of us in connection with the disposition;

•	rights of holders of notes or debentures issued by us or our subsidiaries in deposits placed in trust to legally or “in substance” defease such notes or debentures;

•	any lien deemed to be created in connection with the securitization of accounts, receivables, instruments, chattel paper or other rights to payment of us or our subsidiaries, to the extent the assets are transferred to a special purpose entity, (which may be owned by us or a subsidiary of us but is not consolidated for accounting purposes with the transferor or owner) where the transfer is a “true sale” for accounting purposes, and the face principal amount of the assets at any time outstanding is not more than $250,000,000;

•	liens on the property of a person existing at the time the person is acquired by, merged into or consolidated with us or any of our subsidiaries, so long as the liens were not incurred in contemplation of the acquisition, merger or consolidation and do not extend to any assets other than those of the person acquired by, merged into or consolidated with the us or our subsidiary; and

•	liens securing indebtedness in an aggregate principal amount together with all liens securing other indebtedness of us and our subsidiaries outstanding on the date that the indebtedness is incurred (other than the liens described above) not exceeding 5% of our consolidated tangible assets.

      Limitation on Sale and Lease-Back Transactions. Neither we nor any or our subsidiaries may enter into any sale and lease-back transactions with respect to any assets (except for temporary leases, including renewals, of not more than one year) unless:

•	it relates to any real property that we owned on the date of the indenture; or

•	we would be permitted to secure indebtedness in an amount equal to the discounted value of the obligations for rental payments; or

•	the net proceeds of the sale of the assets to be leased are at least equal to the fair value of the property.

      Consolidation, Merger and Sale of Assets. We may not consolidate or merge with or into any person, or sell, or permit any of our subsidiaries to sell, all or substantially all of our and our subsidiaries’ properties and assets unless immediately after the transaction, no event of default occurs and continues, the conditions specified in the indenture are met, and either

•	we are the surviving or continuing corporation; or

•	the entity formed by the consolidation or into which we merge or the person which acquires us by purchasing our properties and assets is an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and it expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and interest on and any additional amounts with respect to all the securities and the performance and observance of every covenant in the indenture and the outstanding securities on the part of us to be performed or observed.

Modification and Waiver

      Without the consent of the holders of securities, we may enter supplemental indentures to cure any ambiguity or to correct or supplement any provision in the indenture which may be defective or inconsistent with another provision in the indenture, or to make any other provisions with respect to questions arising under the indenture, which do not adversely affect in a any material respect the interests of the holders of the outstanding debt securities.

      We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any premium or installment of interest on or payment of any additional amounts under, any debt security;

•	reduce the principal amount of, or the interest rate on, any debt security;

•	reduce the principal payable upon acceleration, or provable in bankruptcy, of any debt security issued with original issue discount;

•	change the redemption provisions or adversely affect the right of prepayment of any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due;

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with some requirements of the indenture or some defaults or reduce the quorum requirements of meetings of holders of debt securities;

•	modify the provisions of the indenture summarized in this paragraph; or

•	make any changes that adversely affect the rights to convert or exchange any debt securities. (Section 9.2).

      The holders of a majority in aggregate principal amount of outstanding debt securities of any series may waive our compliance with some restrictive covenants of the indenture with respect to the outstanding debt securities of that series (Section 10.8). The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series, which will be binding on all holders of debt securities of that series, except a default in the payment of principal or of premium or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent. (Sections 5.8 and 5.13).

Events of Default

      Each of the following will be an event of default:

•	default for 30 days in the payment of any interest;

•	default in the payment of principal;

•	default in the deposit of any sinking fund payment when and as due by the terms of a security;

•	default in the performance, or breach, of any covenant or warranty in the indenture for 60 days after written notice of default is given to us by the trustee or by the holders of at least 25% in principal amount of the outstanding series of securities;

•	a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our subsidiaries in an aggregate amount of $40 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 30 days after written notice of default is given to us by the trustee or by the holders of at least 25% in principal amount of the outstanding series of securities; and

•	certain events in bankruptcy, insolvency or reorganization.

      We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of debt securities of any series (except a default on principal or interest payments on debt securities of that series) if it considers it in the interest of the holders to do so.

      If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

      Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series.

      No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless (a) the holder first gives the trustee written notice of a continuing event of default, (b) the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, (c) the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request. However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

      We may discharge some obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable, will become due and payable within one year or are scheduled for redemption within one year by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on the debt securities to the date of deposit, if the debt securities have become due and payable, or to the maturity date, as the case may be. (Section 4.1).

      Unless the applicable prospectus supplement states that the following provisions do not apply to the debt securities of that series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of some events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust, also referred to as defeasance; or

•	to be released from our obligations under the indenture with respect to the debt securities under some covenants as described in the prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to the debt securities, also referred to as covenant defeasance. (Section 4.2).

      Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2).

      Such a trust may be established only if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default, or event which with notice or lapse of time would become an event of default, has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 4.2).

Governing Law

      The indenture and the debt securities are governed by and will be interpreted under the laws of the State of New York. (Section 1.13).

Information Concerning the Trustee

      Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties. (Section 6.2).

      We and our subsidiaries maintain banking relationships in the ordinary course of business with affiliates of the Trustee.

DESCRIPTION OF WARRANTS TO PURCHASE

COMMON SHARES OR PREFERRED SHARES

      We may issue, alone or together with common shares or preferred shares, warrants for the purchase of common shares or preferred shares. The warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent, at the time of issue. A copy of the form of the warrant agreement and the warrant certificate for both common shares and preferred shares is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of the material provisions of the warrant agreement and the warrant certificate does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificate, including the defined terms.

General

      A prospectus supplement will describe the terms of the warrants offered, the warrant agreement relating to the warrants and the warrant certificates representing the warrants, including the following:

•	the offering price, if any;

•	the designation and terms of the common shares or preferred shares that may be purchased upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common shares or preferred shares that may be purchased upon exercise of one warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the warrants will begin and the date on which such right will expire;

•	a discussion of material U.S. federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the warrants; and

•	any other terms of the warrants.

      The shares of common shares or preferred shares to be issued upon exercise of the warrants will, when issued in accordance with the warrant agreement, be fully paid and nonassessable.

Exercise of Warrants

      Warrants may be exercised by surrendering to the warrant agent the warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the warrants evidenced by the certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate exercise price of the warrants to be exercised, as set forth in the prospectus supplement. The payment should be made in U.S. dollars, unless otherwise provided in the prospectus supplement. Upon the warrant agent’s receipt of the surrendered warrant certificates and payment of the aggregate exercise price of the warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate stating the number of common shares or preferred shares purchased. If less than all of the warrants evidenced by any warrant certificate are exercised, the warrant agent will deliver to the exercising warrant holder a new warrant certificate representing the unexercised warrants.

No Rights as Shareholders

      Holders of warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for election of directors or any other matter, or exercise any rights whatsoever as shareholders.

DESCRIPTION OF DEBT WARRANTS

      We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, at the time of issue. A copy of the form of the debt warrant agreement and debt warrant certificate is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain provisions of the debt warrant agreement and the debt warrant certificates does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, including the defined terms.

General

      A prospectus supplement will describe the terms of the debt warrants offered, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities may be separately transferred;

•	the principal amount of debt securities purchasable upon exercise of debt warrants and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

•	if the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, a discussion of the material federal income tax considerations applicable to the debt securities; and

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

      Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

No Rights as Holders of Debt Securities

      Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise (except to the extent that consent of holders of debt warrants may be required for certain modifications of the terms of the indenture and a series of debt securities issuable upon exercise of the debt warrants). In addition, holders of debt warrants will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon exercise.

Exercise of Debt Warrants

      Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price set forth or to be determined as set forth in the prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

      Debt warrants may be exercised in the manner set forth in the prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchased upon such exercise. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

PLAN OF DISTRIBUTION

      We may sell the securities:

•	directly to purchasers, or

•	through agents, underwriters, or dealers, or

•	through a combination of any of these methods of sale.

      We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to the prevailing market prices or at negotiated prices.

      We may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions we pay them. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between us and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

      If we use any underwriters in the sale, we will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

      If we use dealers in the sale of the securities, we will sell the securities to those dealers, as principals. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

      Our common shares are listed on the New York Stock Exchange. Other than the common stock, we do not propose to list the offered securities on a securities exchange, and any underwriters or dealers will not be obligated to make a market in the offered securities. We may elect to list any series of offered securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We can give no assurance as to the liquidity of the trading market for any of the offered securities.

LEGAL MATTERS

      The validity of the securities will be passed upon for us by Frost & Jacobs LLP, Cincinnati, Ohio and for the underwriters, dealers or agents, if any, by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt will rely on Frost & Jacobs LLP as to matters under Ohio law.

EXPERTS

      The Convergys consolidated financial statements and related financial statement schedule incorporated by reference in this registration statement from Convergys’s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

* * * * * * * *

      Convergys has not authorized anyone to give any information or make any representation about Convergys that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

________________________________________________________________________________

$100,000,000

Convergys Corporation
Medium-Term Notes, Series A

[CONVERGYS CORPORATION LOGO]

PROSPECTUS SUPPLEMENT

AUGUST   , 2000

(INCLUDING PROSPECTUS
DATED AUGUST 10, 2000)

Salomon Smith Barney

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